Exhibit 10.2
TERMINATION AGREEMENT

between	Bayer Schering Pharma AG, Müllerstraße 178,13353 Berlin, Germany

(hereinafter referred to as “BSP”)

and	EPIX Pharmaceuticals Inc., 4 Maguire Rd Lexington, MA 02421, USA

(hereinafter referred to as “EPIX”)

and	TMC Pharma Services, Ltd Parfitts Farm, Chequers Lane Eversley, Hants RG27 ONT, UK

(hereinafter referred to as “TMC”);

and	Lantheus Medical Imaging, Inc. 331 Treble Cove Road North Billerica, MA

(hereinafter referred to as “Lantheus”)

(BSP, EPIX, TMC and Lantheus hereinafter collectively referred to as “the Parties” and each a “Party”)
Preamble:
WHEREAS, BSP (previously acting under the name Schering AG) and EPIX entered into a Strategic Collaboration Agreement dated June 9, 2000 as amended on December 22, 2000 (hereinafter referred to as “the Collaboration Agreement”) for the development and commercialization of a blood pool magnetic contrast agent designated as MS-325 (hereinafter referred to as “the Compound”).
WHEREAS, BSP obtained regulatory approval for and has been marketing a product containing the Compound (hereinafter referred to as “the Product”) under the trademark Vasovist® in the European Union (hereinafter “EU”) and certain other countries outside the United States.

WHEREAS, BSP has terminated the Collaboration Agreement in accordance with Section 13.4.1 of the Collaboration Agreement with effect as of February 28, 2009.
WHEREAS, pursuant to the Collaboration Agreement, EPIX will be granted certain rights to continue commercialization of the Product.
WHEREAS, EPIX wishes certain marketing authorizations for the Product to be transferred to TMC and TMC Associates (as defined hereinafter).
WHEREAS, EPIX and Lantheus wish to enter into an Asset Purchase Agreement (and related agreements) pursuant to which EPIX is transferring its rights to the Product in the United States, Puerto Rico, Canada and Australia (the “Lantheus Territory”) to Lantheus (the “Lantheus Transaction”).
WHEREAS, the Parties wish to agree on certain details regarding the transfer of marketing authorizations and certain other issues related to the termination of the Collaboration Agreement and the Lantheus Transaction.
Now, therefore, the Parties agree as follows:
1.	DEFINITIONS
1.1	“Affiliate” means, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly, through one or more intermediates, controls, is controlled by or is under common control with such Party. As used in this definition, “control” means possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

1.2	“Article 20 Procedure” means the referral under Article 20 of Council Regulation (EC) 726/2004 for centrally authorised gadolinium-containing contrast agents initiated on November 21, 2008.

1.3	“BSP Territory” means all countries of the world except the EPIX Territory. These countries include the EU (including Norway and Iceland), Switzerland, Canada, Australia, Bosnia-Herzegovina, Turkey, Korea, Ukraine and Serbia.

1.4	“EPIX Territory” means the United States.

1.5	“Marketing Authorization” means, with respect to any country or regulatory jurisdiction in the BSP Territory, the marketing authorization application or similar application, registration or certification necessary to import, market, sell and distribute the Product in such country or regulatory jurisdiction, including correspondence with regulatory authorities.

1.6	“TMC Associates” means third parties acting on behalf of TMC as designated by EPIX in writing on a country-by-country basis.

17	“Trademark” means BSP’s trademark Vasovist®.

1.8	“Variations shall have the meaning as set forth in Section 5.1.
2.	TERMINATION OF COMMERCIALIZATION BY BSP
2.1	Subject to Sections 2.2, as of March 1, 2009, BSP will no longer promote, sell, market or distribute the Product in the BSP Territory.

2.2	Notwithstanding Section 2.1, until May 31, 2009, BSP shall have the right to manufacture packaging materials for, package and supply Product to fulfill any orders for Product in the BSP Territory accepted prior to March 1, 2009. If, however, the transfer of the Marketing Authorization in any country is completed prior to May 31, 2009, BSP will cease to distribute Product in those countries. In addition, any contracts entered by BSP prior to March 1, 2009 relating to investigator initiated studies involving the Product will continue to be fulfilled by BSP after February 28, 2009, and shall not be transferred to EPIX. BSP will not enter into any new contracts relating to investigator initiated studies (or other studies) involving the Product after March 1, 2009.

2.3	With regard to the EPIX Territory, BSP and EPIX agree that even prior to March 1, 2009, BSP is and was not obliged to undertake any further pre-launch or launch activities relating to the Product after re-submission of the NDA in July 2008. The Parties agree further that should EPIX enter into an agreement relating to the Product with regard to the EPIX Territory, subject to Section 10 all rights and obligations of BSP with regard to commercialization of the Product in the EPIX Territory shall cease as of execution of such agreement.
3.	TRANSFER OF MARKETING AUTHORIZATIONS
3.1	For purposes of this Termination Agreement (hereinafter “Agreement”), the transfer of a Marketing Authorization in a specific country is not complete until all applicable regulatory requirements relating to the transfer have been met and TMC, Lantheus or a designated third party is approved as the Marketing Authorization Holder for the Product by the appropriate regulatory authority in the country.

3.2	Immediately after execution of this Agreement, the Parties shall cooperate with the purpose of completing as quickly as possible a transfer of the Marketing Authorization for countries in the EU (EMEA centralized MAA) to TMC. Should a transfer to TMC (or any other third party designated by EPIX) not have been completed by November 30, 2009, BSP shall be entitled to withdraw the Marketing Authorization for the EU. However, if due to the Article 20 Procedure the transfer of the Marketing Authorization is delayed in a way so that the transfer is not completed by November 30, 2009, BSP shall remain Marketing Authorization Holder in the EU an additional month after November 30, 2009 for each month of Delay. For the purpose of this Section 3.2, Delay means any period after execution of this Termination Agreement where, due to the Article 20 Procedure, a notification for the transfer of the Marketing Authorization in the EU can not be filed or is not processed by the EMEA.

3.3	BSP has already initiated, upon agreement with EPIX, the transfer of the Marketing Authorization for Switzerland to a TMC Associate. Immediately after execution of this Agreement and receipt of the amount of USD 10,500,000 in accordance with Section 10.2, the Parties shall cooperate and use commercially reasonable efforts with the purpose of completing as quickly as possible a transfer of the Marketing Authorization for Canada and Australia to Lantheus as set forth herein. Should a transfer of the Marketing Authorization to Lantheus not have been completed by November 30, 2009 for the respective countries, BSP shall be entitled to withdraw the Marketing Authorization for the respective countries.

3.4	With regard to Bosnia-Herzegovina, Turkey, Korea, Ukraine and Serbia, BSP shall remain the holder of the Marketing Authorization and without any obligation to market the Product, until EPIX has designated in writing a third party to whom the Marketing Authorization shall be transferred. Should a transfer of the Marketing Authorization to a designated third party not have been completed by November 30, 2009, BSP shall be entitled to withdraw the Marketing Authorization for the respective countries. However, if due to the pending approval of the Variations the transfer of the Marketing Authorization is delayed in a way so that the transfer is not completed by November 30, 2009, BSP shall remain Marketing Authorization Holder in the respective country an additional month after November 30, 2009 for each month of Delay. For the purpose of this Section 3.4, Delay means any period after receipt of EPIX’ notice to whom the Marketing Authorization shall be transferred where, due to the pending approval of the Variations, a notification for the transfer of the Marketing Authorization can not be filed or is not processed by the regulatory authorities.

3.5	BSP has in agreement with EPIX withdrawn pending applications for Brazil, Thailand, Malaysia, Nicaragua, Russia, Guatemala, Indonesia and China (CTA). Furthermore, BSP shall withdraw pending applications for South Africa, Sri Lanka and El Salvador. If withdrawal is not possible due to the advanced registration process, the Marketing Authorization should be handled as described in Section 3.4 of this Agreement and the pharmacovigilance obligations should be handled as described in the Pharmacovigilance Agreement Regarding Vasovist® signed by BSP, EPIX, and TMC on March 2, 2009 (hereinafter “Pharmacovigilance Agreement”).

3.6	EPIX agrees to reimburse BSP for all costs incurred by BSP or its Affiliates for any activities regarding the Product that occur after February 28, 2009 and that are requested by government regulatory authorities in the BSP Territory while BSP remains the holder of the Marketing Authorization (or becomes the holder pursuant to Section 2.5 of this Agreement) in the respective country of the BSP Territory, provided that such activities do not arise from any gross negligence or wilful misconduct of BSP or any of BSP’s Affiliates, contractors or agents or a material breach by BSP of any written agreement between BSP and EPIX.
4.	ARTICLE 20 PROCEDURE
4.1	The Parties shall cooperate with each other with regard to activities required by the Article 20 Procedure. BSP will remain the sole contact partner for EMEA until the transfer of the Marketing Authorization for the EU has been completed. All costs associated with the Article 20 Procedure will be paid by BSP until the transfer of the Marketing Authorization is completed. Once the transfer of the Marketing Authorization is complete, TMC/EPIX will become the sole contact partner for all correspondence with the EMEA and take over all responsibilities as the holder of the Marketing Authorization.

4.2	BSP has prepared the initial response to the Article 20 Procedure, including the requested risk management plan, and, until the transfer of the Marketing Authorization for the EU has been completed, it will prepare any future answers to such questions which are retrospective. Regarding future questions and requests, TMC will prepare and send to BSP on behalf of EPIX any documents relating to future activities concerning the Product. Each Party will give the other Party the opportunity to review and comment on the documents prepared by it before submission to EMEA and will not unreasonably ignore any comments received from the other Party, provided, however, that until completion of the transfer of the Marketing Authorization for the EU, BSP will have the final say. BSP shall, however, have no responsibility for the accuracy or completeness of responses prepared by it and will not be in any way liable to EPIX TMC or any third party for any economic consequences, damages or losses resulting from the outcome of the Article 20 Procedure. After completion of the transfer of the Marketing Authorization in the EU (implementation date as agreed with EMEA) the entire responsibility for the Article 20 response, including the actions resulting from the Article 20 Procedure will be assumed by TMC/EPIX.

4.3	Any preclinical data not related to the Product and made available to EPIX and/or TMC within the Article 20 Procedure may not be used by EPIX or TMC for any other purpose.
5.	VARIATIONS
5.1	Promptly after execution of this Agreement and receipt of the amount of USD 10,500,000 in accordance with Section 10.2, BSP shall submit to EPIX and Lantheus all documents as a complete CTD application, necessary for the filing of type II variations no. 2781 and 2784 as specified in Appendices 1 and 2 (hereinafter “the Variations”). EPIX will contract with TMC or TMC Associates to file such Variations in the EU and Switzerland at BSP’s cost as soon as possible after completion of the transfer of the Marketing Authorization. As the holder of such Marketing Authorizations TMC or TMC Associates will take over all responsibilities in connection with the filing of such Variations, provided that BSP will reimburse TMC for the filing fees associated with these Variations within thirty (30) business days of written confirmation of completion in each country and receipt of a respective invoice. Lantheus will file such Variations in Canada and Australia at BSP’s cost as soon as possible after completion of the transfer of the Marketing Authorization. As the holder of such Marketing Authorizations, Lantheus will take over all responsibilities in connection with the filing of such Variations, provided that BSP will reimburse Lantheus for the filing fees associated with these Variations within thirty (30) business days of written confirmation of completion in each country and receipt of a respective invoice.

5.2	If EMEA rejects the transfer of the Marketing Authorization in the EU during the ongoing Article 20 Procedure, BSP shall file the above mentioned type II Variations in the countries specified in Section 5.1 immediately after receipt of such clarification from EMEA. In addition, BSP will file such Variations in any other countries of the BSP Territory, except Switzerland, Canada and Australia. Once the transfer of the Marketing Authorization is completed in a specific country, the transferee as the holder of the Marketing Authorization will take over all responsibilities in connection with the filing of the Variations.

5.3	Variations relating to a change of the drug product manufacturer will not be filed with regard to the BSP Territory until EPIX or TMC decide to commercialize the

Product or the Marketing Authorization is transferred to a third party that will commercialize the Product in the respective country. In keeping with the foregoing, Variations in Australia and Canada shall be filed by Lantheus as soon as possible after completion of the transfer of the Marketing Authorization for Australia and Canada as set forth in Section 3.3. Notwithstanding the foregoing, BSP shall not have any obligations to manufacture and/or supply Product as of March 1, 2009. Except with respect to Canada and Australia, EPIX shall cause any licensee or assignee of the Product to file a change as soon as possible, but no later than thirty (30) days after execution of an agreement by which rights to the Product are licensed or transferred to the third party. No commercialization of Product in a country shall be made while BSP is registered as drug product manufacturer in such country without BSP’s prior written consent.

5.4	Except as otherwise set forth above with respect to Australia and Canada, Variations relating to a change in the drug product release of Product will not be filed with regard to the BSP Territory until EPIX or TMC decide to commercialize the Product or the Marketing Authorization is transferred to a third party that will commercialize the Product in the respective country. EPIX shall cause any licensee or assignee of the Product to file a change as soon as possible, but no later than thirty (30) days after execution of an agreement by which rights to the Product are licensed or transferred to the third party. No commercialization of Product shall be made while BSP is registered as responsible for the drug product release without BSP’s prior written consent.

5.5	In the BSP Territory, no variations relating to the registered trademark name of the Product shall be filed until EPIX or TMC decide to commercialize the Product or the Marketing Authorization is transferred to a third party that will commercialize the Product in the respective countries. EPIX shall cause any licensee or assignee of the Product to file a change for the name of the Product as soon as possible, but no later than thirty (30) days after execution of an agreement by which rights to the Product are licensed or transferred to the third party. Lantheus shall file such a variation in Canada and in Australia as soon as possible, but no later than thirty (30) days after completion of the transfer of the Marketing Authorization for the respective country. Without BSP’s prior written consent no commercialization of the Product shall be made by any party (including EPIX, TMC and Lantheus) before a change of the registered trademark name.
6.	TRADEMARK
6.1	Notwithstanding Section 5.5, neither EPIX, TMC, Lantheus nor any third party shall have the right to promote, market or sell the Product under the Trademark nor to otherwise actively use the Trademark (e.g. for regulatory purposes) unless otherwise agreed in writing with BSP.

6.2	EPIX, TMC and Lantheus recognize the great value of and goodwill associated with the Trademark and acknowledges BSP’s ownership of it. EPIX, TMC and Lantheus will not:
•	do anything inconsistent with such ownership;

•	challenge or contest the validity of the Trademark or registrations therefor;

•	attempt to register the Trademark in its own name;

•	use the Trademark in any manner that would jeopardize BSP’s rights in the Trademark; or

•	knowingly do any act that would invalidate or be likely to invalidate BSP’s registrations of the Trademark.
7.	PHARMACOVIGILANCE; MEDICAL INFORMATION SERVICES AND BATCH RECALLS
7.1	On March 2, 2009, the BSP, EPIX and TMC adopted a pharmacovigilance agreement that governs the transfer of pharmacovigilance obligations from BSP to TMC/EPIX and that details the pharmacovigilance responsibilities and processes between the Parties in the transition phase, such that each of the Parties can comply with its legal obligations worldwide.

7.2	BSP will continue to be responsible for all activities associated with medical information services, quality defects and batch recalls relating to the Product in the BSP Territory on a country-by-country basis until (i) the Marketing Authorization for the respective country has been transferred to a third party that will commercialize the Product (including Lantheus in Canada and Australia), (ii) the Product is commercialized by any other party (including EPIX and TMC) than BSP, (iii) all Product which is on the market, with customers, distributors, and/or investigator sponsored studies in the respective country has expired or (iv) the Product has been withdrawn from the market, whatever comes earliest. BSP will fulfill these obligations in accordance with applicable laws and its own standard operating procedures. BSP will bear the costs for such activities except to the extent that EPIX has to bear them in accordance with Section 3.6.
8.	PATENT LICENSE; TRANSFER OF KNOW-HOW
8.1	BSP and EPIX agree that the Schering Patent Rights and Joint Patent Rights consist in the patents specified in Appendix 3 and that the license granted to such patents in Section 13.4.4 of the Collaboration Agreement is an ongoing license that survives the termination of the Collaboration Agreement indefinitely.

8.2	BSP shall grant to EPIX a non-exclusive, royalty-free, sublicensable license to the following data (hereinafter referred to as “the Know-How”) to EPIX as of March 1, 2009:
•	all regulatory data and filings relating to the Product

•	all safety data relating to the Product

•	clinical data to the extent already in EPIX’ possession.
To the extent that EPIX is not yet in possession of such data, BSP shall provide copies within four (4) weeks from signature of this Agreement.

8.3	For the avoidance of doubt, the Parties agree that EPIX shall not acquire any rights to data relating to the manufacturing of the Product nor to results of investigator initiated studies or postmarketing surveillance studies. Any preclinical data which will be made available to EPIX and/or TMC within the Article 20 Procedure may not be used by EPIX or TMC for any other purpose.
9.	INVENTORY
Except to the extent sold to its customers in accordance with Section 2.2 or to a third party acquiring rights to the Product from EPIX (including for example, Lantheus), BSP shall keep the existing inventory of bulk product and active pharmaceutical ingredient for the Product until November 30, 2009.
10.	FINANCIAL TERMS
10.1	As a consequence of the termination of the Collaboration Agreement BSP shall be entitled to payments from EPIX as stated in Section 13.4.5 and 13.4.6 of the Collaboration Agreement. In case EPIX enters into an agreement with one or more third parties granting such third party the right to commercialize the Product in any country, EPIX will contractually oblige any such third party to directly pay to BSP (on behalf of EPIX) an amount equivalent to the applicable amount then payable by EPIX to BSP under Section 13.4.6 of the Collaboration Agreement. EPIX undertakes to submit to BSP a copy of each such agreement within five (5) days from signature of such agreement in order for BSP to monitor EPIX’ obligations under Section 13.4.6 of the Collaboration Agreement.

10.2	According to the confirmed calculation of development costs EPIX and BSP agree that the total Development Costs which are the basis for BSP’s potential claims under Section 13.4.6 of the Collaboration Agreement amount to USD 88,593,000. Notwithstanding the preceding sentence, in case of execution of the Lantheus Transaction, Lantheus shall pay to BSP on behalf of EPIX an amount of ten million, five hundred thousand US Dollars (US$10,500,000), contemporaneously with the Lantheus Transaction, and Bayer agrees that (i) such payment shall be in full satisfaction of EPIX’s obligations to Bayer under Section 13.4.6 of the Collaboration Agreement as relates to the execution, delivery and performance by EPIX and Lantheus of the Lantheus Transaction and (ii) the provision of Section 13.4.5 of the Collaboration Agreement shall terminate in all respects and be of no further force or effect as relates to the United States, Puerto Rico, Australia and Canada.

10.3	In addition to the payments specified under Sections 10.1 and 10.2, as of the signature of this Agreement, EPIX still owes BSP an amount of USD 3,687,000 pursuant to the Collaboration Agreement which shall be by paid to BSP in two instalments, the first being payable by the first anniversary of the Effective Date, the second by the second anniversary of the Effective Date. Notwithstanding the foregoing, if EPIX (i) itself starts commercializing the Product in any country, (ii) enters into an agreement by which rights to the Product for any country are licensed or transferred to a third party other than Lantheus, or (iii) enters into an agreement by which rights to the Product for countries other than the United States, Puerto Rico, Australia and Canada are licensed or transferred to Lantheus, the total amount of USD 3,687,000, to the extent it has not yet been paid, shall become due within ten (10) business days from the first commercial sale or execution of the third party agreement, as the case may be.

10.4	Any Party required to make a payment under the Collaboration Agreement or this Agreement shall be entitled to deduct and withhold from the amount payable the tax which the paying Party is liable under any provisions of tax law.

No deduction shall be made or a reduced amount shall be deducted if paying Party is timely furnished by payee with all documents required for the application of a zero or reduced rate according to the respective Double Taxation Treaty.

Any withheld tax shall be treated as having been paid by the paying Party to the payee for all purposes of this Agreement.

The paying Party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of the payee.

Any assignment of this agreement by the paying Party which causes a higher withholding tax rate as it is applicable without the assignment shall be borne by the paying Party unless the payee has approved this assignment.

10.5	Except than otherwise stated in this Agreement the Parties do not currently have any open claims against each other resulting from the Collaboration Agreement. Notwithstanding the foregoing, EPIX and BSP mutually agree for themselves, their officers, directors, shareholders, attorneys, officers, agents, employees to release, acquit, waive and forever discharge each other from any and all claims, demands, actions, or causes of action of whatever kind or nature, whether known or unknown, which have arisen or may arise by reason of, or in any matter, grown out of the subject matter of the Collaboration Agreement, excepting only the right to enforce the obligations, covenants and conditions of this Agreement or any obligations which expressly survive the Collaboration Agreement.
11.	CONFIDENTIALITY
11.1	Any information disclosed by BSP to EPIX, TMC or Lantheus in the course of the transfer of a Marketing Authorization — other than the information provided pursuant to Section 8.2 — or of the Article 20 Procedure shall be kept by EPIX, TMC and Lantheus completely confidential and shall not be published or otherwise disclosed and shall not be used for any purpose other than for the purposes contemplated by this Agreement, except that to the extent that it can be established by the receiving Party by competent proof that such information:

11.1.1	is or becomes public or available to the general public otherwise than through the act or fault of the receiving Party;

11.1.2	is obtained by the receiving Party from a third party who is lawfully in possession of such information and is not subject to an obligation of confidentiality or non-use owed to BSP or others;

11.1.3	is previously known to the receiving Party prior to disclosure to the receiving Party by BSP, as shown by written evidence, and is not obtained or derived directly or indirectly from BSP;

11.1.4	is disclosed by the receiving Party pursuant to the requirement of law, provided that the receiving Party has complied with the provisions set forth in Section 11.2 of this Agreement; or

11.1.5	is independently developed by the receiving Party without the use of or reliance on any confidential or proprietary information provided by BSP, as shown by contemporaneous written evidence.

11.2	Furthermore the receiving Party may disclose information to the extent that such disclosure is required to comply with law or an enforceable judicial order, provided, however, that the receiving Party shall give reasonable advance notice to BSP and, at BSP’s request, shall reasonably cooperate with BSP to seek a protective order or other appropriate remedy. It will use its reasonable efforts to secure confidential treatment of any information that will be disclosed.

11.3	Notwithstanding Section 11.1 of this Agreement, the receiving Party may disclose or use any confidential information provided by BSP with prior written consent from BSP.
12.	LIMITATION OF LIABILITY; INDEMNIFICATION
12.1	All licenses are granted and all Know-How is provided by BSP to EPIX, TMC, Lantheus or any other Third Parties designated by EPIX “as is”. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BSP OF THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY DATA AT ANY TIME MADE AVAILABLE BY BSP. BSP SHALL HAVE NO LIABILITY WHATSOEVER TO EPIX, LANTHEUS OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON EPIX, LANTHEUS OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY PRODUCT, OR THE PRACTICE OF THE SCHERING PATENT RIGHTS OR THE JOINT PATENT RIGHTS; OR (B) THE USE OF THE KNOW-HOW, AND EPIX SHALL HOLD BSP, OR ITS OFFICERS, EMPLOYEES, OR AGENTS, HARMLESS IN THE EVENT BSP, OR ITS OFFICERS, EMPLOYEES, OR AGENTS, IS HELD LIABLE.

12.2	EPIX shall indemnify and hold BSP and its officers, directors, consultants, agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses” and each a “Loss”), resulting from or arising out of (i) BSP or any of its Affiliates holding the applicable Marketing Authorization for the Product after February 28, 2009 or (ii) BSP or any of its Affiliates being registered as drug product manufacturer for the Product after February 28, 2009, except to the extent such Losses result from or arise out of the gross negligence or wilful misconduct of BSP.

With regard to the Lantheus Territory only, Lantheus shall indemnify and hold BSP and its officers, directors, consultants, agents and employees harmless from and against any and all Losses resulting from or arising out of (i) BSP or any of its Affiliates holding the applicable Marketing Authorization for the Product after the date hereof or (ii) BSP or any of its Affiliates being registered as drug product manufacturer for the Product after the date hereof, except to the extent such Losses result from or arise out of the gross negligence or wilful misconduct of BSP.
13.	MISCELLANEOUS
13.1	This Agreement shall only become effective upon execution of the Settlement and Release Agreement between Epix, BSP and Mallinckrodt, Inc. relating to the settlement of various issues relating to a Manufacturing and Supply Agreement between BSP and Mallinckrodt Inc., dated June 9, 2000, as amended on September 11, 2006, and execution of the Purchase Agreement between BSP and Lantheus relating to the sale of certain inventory and know-how relating to the Product.

13.2	TMC shall be a Party to this Agreement only with respect to Sections 3, 4, 5, 6, 7, 11, 12 and 13. Lantheus shall be a Party to this Agreement only with respect to Sections 3.3, 5, 6, 7, 11, 12 and 13.

13.3	EPIX and TMC will make sure through appropriate agreements that the TMC Associates and any other third party to which EPIX grants rights to the Product will comply with the terms of this Agreement.

13.4	BSP may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, provided, however, that such assignment shall not relieve BSP of its responsibilities for performance of its obligations under the Agreement. EPIX may assign any of its rights or obligations under this Agreement to a third party with prior written consent of BSP, such consent not to be unreasonably withheld. Except as provided in the preceding sentence, neither Party to this Agreement shall have the right to assign its rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

13.5	No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

13.6	If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

13.7	This Agreement together with the Exhibits hereto and the other agreements being entered contemporaneously herewith, as may be amended from time to time in accordance with their respective terms, contains the entire agreement between the Parties with respect to the subject matter hereof. Any prior agreement, arrangement or undertaking with respect to the subject matter hereof, whether oral or in writing, is hereby superseded.

13.8	No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by duly authorized representatives of all affected Parties. The same applies to this clause.

13.9	This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. Any legal action arising under this Agreement shall be instituted in the United States district Court for the Southern District of New York.

13.10	This Agreement may be executed in any number of counterparts, and any such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same Agreement.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the dates written below.

Bayer Schering Pharma AG	EPIX Pharmaceuticals, Inc.

Date: April 6, 2009	Date: April 6, 2009

ppa. /s/ Prof. Dr. Hans Maier	/s/ Elkan R. Gamzu

Name: Prof. Dr. Hans Maier	Name: Elkan R. Gamzu
Function: Head of Business Unit Diagnostic Imaging	Function: Chief Executive Officer

TMC Pharma Services Ltd.

Date: April 6, 2009

i.V. /s/ Dr. Thomas Fritzsch	/s/ Julie Matthews

Name: Dr. Thomas Fritzsch	Name: Julie Matthews
Function: Head of Global Licensing Diagnostic Imaging	Function: Director

Lantheus Medical Imaging, Inc.

Date: April 6, 2009
/s/ Michael Duffy

Name: Michael Duffy
Function: Secretary